UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 21, 2014, the Compensation Committee of the Board of Directors of Briggs & Stratton Corporation (the “Company”) granted stock options and performance share unit awards ("PSUs") under the Company’s 2014 Omnibus Incentive Plan to certain of the Company’s employees, including certain of the executive officers named in the Summary Compensation Table ("NEOs") included in the Company’s annual meeting proxy statement dated September 5, 2014.

The number of stock options and PSUs granted to the NEOs are stated in the table below. Additionally, the table includes the number of shares of restricted or deferred stock previously granted to the NEOs in August 2014 under the Company’s 2009 Incentive Compensation Plan:

Name	Stock Options	PSUs (at target)	Restricted/Deferred Stock
Todd J. Teske	272,970	41,420	37,390
David J. Rodgers	64,570	9,800	8,840
William H. Reitman	27,820	4,220	3,810
Joseph C. Wright	39,370	5,970	5,390

Each stock option has an exercise price of $18.83 per share and is scheduled to vest on October 21, 2017 and to expire on October 21, 2024.

Each PSU is subject to the satisfaction of pre-established performance goals for the Company’s cumulative operating income. The number of PSUs earned, if any, can range between 0% and 200% of the target amount reported in the table above, depending on actual Company performance for fiscal years 2015, 2016 and 2017. Performance at the target will result in a final PSU award equal to 100% of the number of PSUs included in the table above plus additional PSUs attributable to any dividends that are declared on the Company’s stock during the performance period. Any PSUs earned will vest at the end of the 3-year performance period, and, upon vesting, will be converted into shares of the Company’s common stock. In August 2014, the Compensation Committee approved the grant of the PSUs in October 2014, subject to approval of the 2014 Omnibus Incentive Plan by shareholders at the annual meeting that was held on October 15, 2014.

Each share of restricted stock and deferred stock vests on August 19, 2019.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: October 24, 2014	/s/ David J. Rodgers
David J. Rodgers
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

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